Exhibit 99.1(a)
Q1 2022 Earnings Prepared Comments
Brandon Ayache, Celanese Corporation, Vice President, Investor Relations
This is the Celanese Corporation first quarter 2022 earnings prepared comments. The Celanese Corporation first quarter 2022 earnings release was distributed via Business Wire this afternoon and posted on our investor relations website, investors.celanese.com. As a reminder, some of the matters discussed below may include forward-looking statements concerning, for example, our future objectives and plans. Please note the cautionary language contained at the end of these comments. Also, some of the matters discussed include references to non-GAAP financial measures. Explanations of these measures and reconciliations to the comparable GAAP measures are included on our investor relations website under Financial Information/Non-GAAP Financial Measures. The earnings release and non-GAAP information and the reconciliations are being furnished to the SEC in a Current Report on Form 8-K. These prepared comments are also being furnished to the SEC in a separate Current Report on Form 8-K.
On the earnings conference call tomorrow morning, management will be available to answer questions.
Lori Ryerkerk, Celanese Corporation, Chairman of the Board and Chief Executive Officer
I am pleased to report a very strong start to 2022 with first quarter adjusted earnings of $5.54 per share, the highest in our history and 10 percent above our prior record set in the second quarter of last year. Our teams fully understand the significance of building momentum and I thank them for delivering such a strong start to what will be a pivotal year for us.
This year will usher in the next phase of growth at Celanese. Our Acetyl Chain (AC) strategy, focused on leveraging our unique regional, product, and feedstock optionality, continues to strengthen. Across 2022, we will progress meaningfully on mechanical completion of a 1.3 million ton acetic acid expansion at our

Clear Lake facility, which will significantly enhance our optionality and cost competitiveness starting in 2023. In Engineered Materials (EM), we have proven the ability of our project pipeline model to drive growth in attractive end market applications and repeatedly scaled that model through organic opportunities, such as our recently completed Bishop GUR expansion, and M&A. Upon closing the recently announced acquisition of a majority of DuPont's Mobility & Materials ("M&M") business, we will approximately double the size of EM. With this comes a tremendous opportunity for shareholder value creation by successfully integrating and synergizing this acquisition along with our 2021 acquisition of Santoprene. Our teams are focused on continuing to execute our business models as they build momentum into the close of the M&M acquisition. We have framed our corporate priorities under three clear, overarching objectives, which are guiding our detailed execution plans across every organization within the company.
Simply put, these three areas are the most critical for us to maximize shareholder value generation over the next few years. We are in a unique position in our history to harness our collective abilities with this clarity of purpose. I have directed the executive leadership team to ensure that every increment of discretionary human and financial capital at Celanese is entirely dedicated to these objectives. Our teams across Celanese are actively engaged in delivering these objectives with a focus beyond anything I have ever seen in my career. Our comments today will center on the work underway.

Let me start with the performance of our existing businesses. EM delivered first quarter adjusted EBIT of $211 million and operating EBITDA of $253 million, all-time records that were 13 percent and 16 percent higher than previous records, respectively. These records would have been achieved excluding the Santoprene earnings contribution and are even more impressive considering our prior records included approximately $15 million in earnings contribution from Polyplastics, an EM joint venture we sold in 2020.
Across the quarter, the EM commercial team generated record net sales of $910 million, an increase of 29 percent from the prior quarter. Sequential growth was driven by a 23 percent increase in volume and a 7 percent increase in price, the fifth consecutive quarter of pricing expansion. Approximately two-thirds of this volume expansion was driven by the Santoprene acquisition and one-third due to sequential growth across most end markets, led by automotive, for the legacy EM products.
I commend the EM team for again demonstrating the resilience of our business under an exceptionally challenging inflationary backdrop and for achieving a full pass-through of all cost inflation. While natural gas remains at unprecedented levels in Europe, our team has worked closely with our customers to put in place a pricing surcharge for our impacted products that is successfully offsetting inflation and which we continue to adjust to reflect changing dynamics. Commercial actions across our business drove volume and pricing expansion which resulted in the majority of the approximately $100 million sequential lift in our adjusted EBIT.
The team has done an exceptional job of further mitigating external limitations on our production, driven by raw material and logistics constraints, to improve our sales mix as well as meet higher than anticipated demand in the first quarter. Elevated demand was primarily driven by a sharp rebound in auto orders which lifted sequential volumes in our auto business by mid-teens percent, even when excluding Santoprene. The sequential growth in our auto business was driven in part by our exposure to North

American and German OEMs which showed sequential auto build growth of 8 percent and 4 percent, respectively, that well outpaced global auto builds which declined 7 percent. The larger portion of the sequential jump in our auto business was driven by an acceleration of order patterns. This acceleration was due to lower inventory levels following destocking in the fourth quarter, global sourcing concerns related to the invasion of Ukraine and subsequent sanctions on Russia, and anticipation for continued improvement in auto build rates at certain OEMs. While we were positioned to capture this incremental demand at attractive margins, we believe this drove an estimated $10 to $15 million shift in adjusted EBIT from the second quarter into the first quarter.
Finally, we were pleased with a strong first quarter contribution from our Santoprene acquisition, which I will discuss in more detail, as well as $19 million in sequentially higher affiliate earnings, driven by KEPCO and Infraserv. We recently closed the restructuring of our KEPCO joint venture to establish a manufacturing entity and, beginning in the third quarter, we will start to see the volume and net sales for our 70 kt of annual POM offtake reflected in the EM base business. Over the next three years, we expect to deliver an incremental $25 to $40 million in annual adjusted EBIT driven by synergy realization.
Looking forward, while we have successfully mitigated the vast majority of external constraints on our production, we are closely monitoring new developments which may challenge our volumes in the second quarter. Maritime logistics have been increasingly challenging due to container and ship availability as well as port congestion that is expected to worsen in China and the US. We are also monitoring the impact of COVID lockdowns in China on customer demand as well as our own operations. So far we have been able to maintain operations across our EM Chinese production network despite challenges related to COVID. Inclusive of these challenges as well as the estimated shift in auto demand from the second quarter to the first quarter, we anticipate that EM will generate approximately $190 million in adjusted EBIT in the second quarter.

For the full year 2022, we anticipate that EM adjusted EBIT will approach $800 million, landing at the upper end of our prior guidance of $700 to $800 million. Our outlook has improved as a result of commercial actions in response to inflation, momentum in our integration of Santoprene, improved product mix, and an easing of raw material constraints. This guidance is still based on our assumption that global auto build rates in 2022 will be consistent with 2021 and any potential growth in auto builds would present additional upside.
The Acetyl Chain generated first quarter adjusted EBIT of $503 million, and operating EBITDA of $546 million at margins of 33 percent and 36 percent, respectively. This marks the fourth consecutive quarter that AC has surpassed adjusted EBIT of $500 million to deliver over $2 billion in adjusted EBIT over the last twelve months. I want to congratulate our AC team for another excellent quarter and, specifically, for repeatedly demonstrating the power of our differentiated operating model. This exceptional performance was achieved through the agility of our global network and integrated value chain amid supportive, albeit extremely volatile, industry dynamics.
In the first quarter, industry volatility spanned geography and products. The acetic acid market moderated in China with pricing falling from a high of $1,300 per ton early in the fourth quarter to a low of approximately $500 per ton in February. The pressure on pricing was caused by a combination of lower consumption into VAM production and strong industry operating rates for acid. Inclusive in the improved acetic acid supply was the anticipated addition, early in the first quarter, of the second phase of capacity on the new manufacturing facility that started production in China last fall. Despite the approximately 60 percent drop from peak China acid pricing in the fourth quarter to the lows seen in February, first quarter AC earnings only fell 6 percent sequentially as the team flexed the chain to optimize the product and regional mix.
Global VAM pricing dynamics were the opposite of acetic acid due to significant global outages in the first quarter. The global supply shortage was led by the U.S. where three of the five VAM industry plants experienced significant outages against a backdrop of strong global demand. To put this in perspective, these VAM production losses were comparable to losses seen in the first quarter of 2021 during Winter Storm Uri.
Based on these dynamics the AC team drove value by maximizing acetic acid into the vinyls chain, which includes VAM and its specialty downstream derivatives of emulsions, redispersible powders (RDP), and ethylene vinyl acetate (EVA). Notably, our emulsions and RDP product lines set net sales records in the first quarter and represented greater than 25 percent of first quarter AC net sales.
In addition to flexing across the value chain, the team shifted value geographically by shipping over 60,000 tons of acetyls volume from Asia to Europe to support the highest quarterly volume sold in Europe since 2016. The ability to move product across regions in an extremely challenging logistical environment demonstrates the ability of our supply chain and procurement teams to pivot towards the greatest value opportunities for our products.
Our manufacturing team showed similar agility in managing our turnaround schedule. Early in the first quarter, our Clear Lake acetic acid plant encountered an unplanned outage and our manufacturing team was able to safely and successfully pull forward both our acetic acid and VAM turnarounds from late March and April into February to minimize production losses. We quickly activated our global network and sourced the highest ever quarterly volume of third-party acetyls products to reliably supply our customers despite this disruption to our production plan.
As we look to the second quarter we continue to see strong demand across the majority of key end markets against a challenging logistics environment. As industry VAM production recovers, we anticipate some moderation in pricing across the remainder of 2022. With the moderation in VAM pricing, we expect to capture further margin expansion down the vinyls chain in emulsions, RDP, and EVA. Based on these factors we anticipate second quarter adjusted EBIT of around $425 million and full year adjusted EBIT of approximately $1.6 billion. We are monitoring possible headwinds to demand due to potential further escalation of inflation, European gas curtailments resulting from Russia's invasion of Ukraine, and extended COVID lockdowns in China. None of these potential risks are currently reflected in our order books or earnings guidance.
Acetate Tow (AT) delivered first quarter adjusted EBIT of $40 million, consistent with expectations. Despite continued raw material and energy inflationary pressures, we expect run-rate quarterly performance across the remainder of the year consistent with the first quarter.
Finally, net expense to Other Activities in the first quarter was $41 million, more favorable than originally anticipated due to timing of certain expenses which will shift to the second quarter. We expect second quarter net expense to Other Activities of approximately $60 to $65 million, inclusive of the timing of certain expenses from the first quarter as well as currency headwinds due to a recently weakening euro.
Summing up our business outlooks for the second quarter, we expect to achieve second quarter adjusted earnings of approximately $4.50 per share. As we progress through the year, we expect moderation in global acetyls pricing conditions will drive a modest step down in second half performance. With an expectation of sustained strength in our downstream AC and EM products across 2022, I am pleased to share that given the current environment we now see full year 2022 adjusted earnings per share approaching our 2021 adjusted earnings per share performance. In 2021 we delivered adjusted earnings per share that exceeded our prior annual record by a remarkable 65 percent. To have positioned ourselves this early in 2022 to be in proximity to our 2021 performance, without the benefit of share repurchases in 2022, is a remarkable achievement by our broader Celanese team.
This momentum in our business performance leads to and supports our second objective of rapidly integrating and synergizing the Santoprene and M&M acquisitions.
The first quarter marked the completion of our first full quarter of operations with Santoprene as part of the Celanese family. As we have shared, everything we do starts with our people. The talent and excitement the Santoprene team has brought to Celanese truly reflects a world-class organization. The Santoprene team has shown agility and eagerness to quickly embrace the Celanese culture. As an example, since closing in December, the Santoprene commercial team has already successfully lifted pricing by approximately 5 percent. The combined team delivered over $3 million in synergies in the first quarter and anticipates greater than $15 million across 2022. This would reflect a doubling of our synergies delivered in 2022 compared to our original guidance of 20 percent of the estimated $35 to $40 million in total synergies. As a result of commercial actions and synergies, the business delivered over $15 million in adjusted EBIT and almost $25 million in operating EBITDA in the first three months of 2022. These contributions came in an extremely challenging inflationary environment. In the first quarter of 2022, raw material inflation was approximately 20 percent higher than forecasted at signing in June 2021. The team will continue to take commercial actions to offset future inflation and mitigate the accumulated margin compression from 2021. Finally, the team has made significant progress toward integrating Santoprene into Celanese IT systems and our EM project pipeline model. Based on the steps already completed in the first quarter, we anticipate Santoprene will be fully integrated early in the fourth quarter of 2022 and prior to the close of the M&M acquisition.
Shortly after our announcement of the M&M acquisition, we designed and filled a dedicated integration organization. There is no work more critical to delivering shareholder value and each member of our 9-person executive leadership team, including myself, owns a distinct and relevant component of the integration and synergy plan. Our personal objectives for 2022 have been updated to reflect and hold us accountable for this critical work.
I have asked Scott to serve as the spearhead of our executive team in leading the broader M&M integration organization. His past experience running our businesses and his current leadership spanning cash generation and productivity as our CFO have prepared him well for this responsibility. After closing the transaction, he will report on the progress of our integration of M&M, synergy capture, and deleveraging of the balance sheet each quarter.

In short, we are accelerating the synergy capture of Santoprene and we have the right resources in place to deliver the committed value from the M&M acquisition. We have already built great momentum as we work towards closing the transaction and Scott will share additional detail on the work underway.
Each member of the Celanese executive leadership team is entirely committed to the continued strength of our current businesses and the successful integration of our recent acquisitions. I am confident in the ability of our people to deliver on our shared objectives and confident in the groundwork we are laying across this year for continued shareholder value creation.
Scott Richardson, Celanese Corporation, Chief Financial Officer
I am enthusiastic about the opportunity to deliver significant shareholder value by executing on the objectives that Lori outlined. I am grateful for an exceptional finance executive team, whose elevated leadership over recent years allows me to devote much of my time and energy to support our integration of M&M.
Let me start by highlighting what we have already achieved in the two months since we announced the M&M acquisition. We have:
•established and filled a dedicated integration team comprised of functional experts;
•solidified a separation and stand-up strategy for the acquired business with our DuPont counterparts to guide carve-out work and ensure "day one" effectiveness;
•completed a broad rigorous process to select our external integration partners;
•initiated a detailed assessment of M&M's operations, systems, and supporting processes; and
•formally launched pre-integration work with numerous sessions and workshops held with the M&M team.

Across the remainder of the second quarter, we expect to:
•complete the detailed assessment of M&M's operations, systems, and supporting processes;
•finalize the "day one" operating and delivery model and establish key milestones and detailed transition services to support "day one" readiness; and
•conduct numerous cross-functional workshops.
With our pre-integration work, we are positioning ourselves to rapidly accelerate the full integration of M&M at closing. As a result of our progress and assessments completed since the announcement of the acquisition, we are confident we will now be able to accelerate the capture of year one cost synergies beyond the 25 percent we previously guided. Once we close the acquisition, we will regularly report on the progress of synergies with similar detail to what Lori shared on Santoprene today.
Similar to our pre-integration efforts, we are hard at work to build momentum and maximize our cash generation going into the transaction close in order to swiftly reload our balance sheet firepower and return to share repurchases and high-return M&A.
Lori highlighted expanded adjusted EBIT guidance for our businesses. Versus the midpoints of our prior adjusted EBIT guidance ranges, we have lifted total 2022 adjusted EBIT guidance by over $300 million and we are working to maximize translation of this to free cash flow.
As compared to 2021, a more significant portion of our first quarter earnings and anticipated 2022 earnings will now come from the Western Hemisphere, largely driven by regional pricing dynamics in the Acetyl Chain. As a result of expected pricing moderation in Asia and decreased earnings in high tax jurisdictions year over year, in the first quarter we decreased the full year adjusted tax rate from 15 percent to 13 percent.

Separately, we have completed a detailed analysis of our capital projects in light of the asset footprint we are acquiring with M&M. There is a highly capital-efficient opportunity for us to generate needed growth capacity in EM by modernizing the acquired production facilities and optimizing the larger combined global production network. As such, we have decided to discontinue or defer a number of EM capital projects, primarily in Asia, which will reduce our expected 2022 capital expenditures from approximately $600 million to $550 million. With the added capacity from the M&M acquisition, these changes will have no impact on the growth trajectory of EM.
With the combined contribution to 2022 free cash flow from these updates, we anticipate 2022 free cash flow of approximately $1.4 billion, even after the effects of an estimated $300 million in one-time transaction and financing costs related to the M&M acquisition, which were not in our prior free cash flow guidance.
These updates contribute to minimizing our initial leverage at the time of closing the transaction and position us well to launch a swift deleveraging plan. Within our finance organization, we have established a broad initiative to generate or unlock incremental cash which will further accelerate our deleveraging. We have already identified numerous opportunities that span potential working capital improvements, opportunistic divestitures, and capital expenditure efficiencies among other areas.
As a result of our work over the last few months and further work between now and closing, we now have line of sight to leverage at deal closing potentially below 4.0x net debt to trailing pro-forma EBITDA.
I would like to close my comments by acknowledging some of the rapid external developments which have occurred in global financial markets in the weeks since we announced this acquisition. We continue to closely monitor trends in interest rates, inflation, and measures of economic growth. Let me directly address a few areas which have generated questions.
As part of the process to secure final financing for the transaction, we expect to receive audited financials which will position us to potentially and opportunistically lock in permanent financing for the acquisition ahead of closing. We are also working through the optimal financing structure for the acquisition, as it relates to regional debt mix, maturity profile, and types of debt. Several factors will influence the final financing including pro-forma currency mix, interest rate spreads, and overall financial market conditions. While benchmark interest rates have risen globally over the last month, we remain confident in our ability to secure competitive financing rates which will preserve the attractive economics of the acquisition which we presented in February. We will appropriately balance our debt portfolio across regions, aligned with our business mix, to drive a competitive blended financing rate.
While our order books and customer conversations reflect strong demand and business conditions, I acknowledge some of the cautionary economic sentiment that has entered recent headlines. Let me reiterate, that amid any range of economic backdrops, we are confident in our ongoing ability to not only fully service our debt with ease, but to also continuously pay down our debt balances and invest in the growth of our business. Less than two years ago we showcased the resilience of our cash generation amid a global pandemic which severely destroyed demand and limited our ability to operate. In 2020, we generated nearly $1 billion in free cash flow, a drop of only 12 percent from the prior year. The optionality and flexibility with which we manage our working capital, capital expenditures, productivity, and fixed cost operating base remain key levers we can pull to drive highly resilient free cash flow generation across a variety of environments.
I would like to thank our teams for delivering a record performance in the first quarter. Our businesses are performing exceptionally well and we are hard at work building momentum to take into the close of the M&M acquisition and the next phase of shareholder value creation at Celanese.
This concludes our prepared remarks. We look forward to discussing our first quarter results and addressing your questions.
Forward-Looking Statements
These prepared comments may contain "forward-looking statements," which include information concerning the Company's plans, objectives, goals, strategies, future revenues, performance, capital expenditures, financing needs, and other information that is not historical information. All forward-looking statements are based upon current expectations and beliefs and various assumptions. There can be no assurance that the Company will realize these expectations or that these beliefs will prove correct. There are a number of risks and uncertainties that could cause actual results to differ materially from the results expressed or implied in the forward-looking statements contained in these comments. These risks and uncertainties include, among other things: changes in general economic, business, political and regulatory conditions in the countries or regions in which we operate; volatility or changes in the price and availability of raw materials, particularly changes in the demand for, supply of, and market prices of ethylene, methanol, natural gas, wood pulp and fuel oil and the prices for electricity and other energy sources; the length and depth of product and industry business cycles, particularly in the automotive, electrical, mobility, textiles, medical, electronics and construction industries; the extent to which resurgences or variants of COVID-19 may adversely impact the economic environment, market demand, our operations, availability and cost of transportation and materials, the labor supply, and pace of economic recovery; the ability to pass increases in raw material prices on to customers or otherwise improve margins through price increases; the ability to maintain plant utilization rates and to implement planned capacity additions and expansions as well as facility turnarounds; the ability to reduce or maintain their current levels of production costs and to improve productivity by implementing technological improvements to existing plants; the ability to identify desirable potential acquisition targets and to complete and integrate acquisition or investment transactions consistent with the Company's strategy; the ability to obtain regulatory approval for, and satisfy closing conditions to, the M&M acquisition, the timing of closing thereof, and the ability to realize the anticipated benefits of the transaction; the ability to identify and execute on other attractive investment opportunities towards which to deploy capital; increased price competition and the introduction of competing products by other companies; market acceptance of our products and technology; compliance and other costs and potential disruption or interruption of production or operations due to accidents, interruptions in sources of raw materials, transportation or logistics disruptions, cyber security incidents, terrorism or political unrest, public health crises (including, but not limited to, the COVID-19 pandemic); other unforeseen events or delays in construction or operation of facilities, including as a result of geopolitical conditions, the occurrence of acts of war (such as the Russia-Ukraine conflict) or terrorist incidents or as a result of weather or natural disasters or other crises including public health crises; the ability to obtain governmental approvals and to construct facilities on terms and schedules acceptable to the Company; changes in the degree of intellectual property and other legal protection afforded to our products or technologies, or the theft of such intellectual property; potential liability for remedial actions and increased costs under existing or future environmental, health and safety regulations, including those relating to climate change; potential liability resulting from pending or future litigation, or from changes in the laws, regulations or policies of governments or other governmental activities in the countries in which we operate; changes in currency exchange rates and interest rates; our level of indebtedness, which could diminish our ability to raise additional capital to fund operations or limit our ability to react to changes in the economy or the chemicals industry; tax rates and changes thereto; our ability to obtain regulatory approval for, and satisfy closing conditions to, any transactions described herein; and various other factors discussed from time to time in the Company's filings with the Securities and Exchange Commission.

Any forward-looking statement speaks only as of the date on which it is made, and the Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances.

Results Unaudited
The results in this document, together with the adjustments made to present the results on a comparable basis, have not been audited and are based on internal financial data furnished to management. Quarterly results should not be taken as an indication of the results of operations to be reported for any subsequent period or for the full fiscal year.

Non-GAAP Financial Measures
These prepared comments, and statements made in connection with these prepared comments, refer to non-GAAP financial measures. For more information on the non-GAAP financial measures used by the Company, including the most directly comparable GAAP financial measure for each non-GAAP financial measure used, including definitions and reconciliations of the differences between such non-GAAP financial measures and the comparable GAAP financial measures, please refer to the Non-US GAAP Financial Measures and Supplemental Information document available on our website, investors.celanese.com, under Financial Information/Financial Document Library.
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